MERGER AGREEMENT AND PLAN OF REORGANIZATION

THIS MERGER AGREEMENT AND PLAN OF REORGANIZATION is made effective as of the 20th day of September, 2020

AMONG:

FRESH PROMISE FOODS, INC., a Nevada corporation with an address at 3416 Shadybrook Drive, Midwest City, OK 73110

(“Pubco”)

FPFI MERGER CORP., a newly formed Nevada private corporation with an address at 3416 Shadybrook Drive, Midwest City, OK 73110, which is a wholly owned subsidiary of Pubco

(“MergerSub”)

AND:

HUMAN BRANDS INTERNATIONAL, INC., a Nevada corporation with an address at 1351-B U Street, NW, Washington, DC 20009

(“Priveco”)

AND:

The SELLING SHAREHOLDERS of Priveco Common Stock as listed on Schedule 1, attached hereto

(collectively, the “Selling Shareholders”)

WHEREAS:

A.	The parties hereto wish to execute a Reverse Triangular Merger via a share exchange, in which the Selling Shareholders of Priveco shall receive at closing a total of 184,737,501 Post-Reverse-Split shares of Pubco common stock in exchange for 100% of the capital stock in Priveco, which shall be owned by Pubco at Closing. In the contemplated merger, MergerSub shall merge with and into Priveco, with Priveco being the surviving corporation at closing, and the officers and directors of Priveco become officers and directors of MergerSub and Pubco at Closing.

B.	The Selling Shareholders are the registered and beneficial owners of 100% the issued and outstanding Shares (the “Priveco Shares”) of Priveco;

C.	Pubco has agreed to issue 184,737,501 Post-Reverse-Split shares (the “Shares”) of its common stock as of the Closing Date (as defined below) to the Selling Shareholders, representing 5 (Five) Pubco Shares issued for each of the 36,947,500 issued and outstanding shares of Priveco Common Stock, as well as the Pubco Warrants as further described below, as consideration for the purchase by Pubco of all of the issued and outstanding Priveco Shares of Common Stock held by the Selling Shareholders (the “Transaction”); and

D.	Upon the terms and subject to the conditions set forth in this Agreement, the Selling Shareholders have agreed to sell all of the issued and outstanding shares of Priveco Shares held by the Selling

Shareholders to MergerSub in exchange for the 184,737,501 Post-Reverse-Split Shares of Pubco Common Stock.

E.	It is the intention of the parties that: (i) the Transaction shall qualify as a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”); and

(ii)   the issuance of the Shares shall be exempted from registration or qualification under the Securities Act; and

F.	As a further incentive to Priveco in order to close the Transaction, the holder of the Pubco Control Block, Clinton Hall, LLC, has agreed to enter into a Share Transfer Agreement with the holders of Priveco Preferred Stock, Ryan Dolder and Janon Costley (the “Control Block Transfer Agreement”) for the transfer of the Pubco Control Block, consisting of 9,900,000 shares of Series A Preferred Stock, upon certain terms and conditions as set forth herein.

THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties covenant and agree as follows:

1.	DEFINITIONS

1.1.	Definitions. The following terms have the following meanings, unless the context indicates otherwise:

(a)	“Agreement” shall mean this Agreement, and all the exhibits, schedules and other documents attached to or referred to in this Agreement, and all amendments and supplements, if any, to this Agreement;

(b)	“Closing” shall mean the completion of the Transaction, in accordance with Section 7 hereof, at which the Closing Documents shall be exchanged by the parties, except for those documents or other items specifically required to be exchanged at a later time;

(c)	“Closing Date” shall mean a date mutually agreed upon by the parties hereto in writing and in accordance with Section 10.6 following the satisfaction or waiver by Pubco and Priveco of the conditions precedent set out in Sections 5.1 and 5.2 respectively;

(d)	“Closing Documents” shall mean the papers, instruments and documents required to be executed and delivered at the Closing pursuant to this Agreement;

(e)	“Control Block Transfer Agreement” shall mean the Control Block Transfer Agreement under which the Pubco Control Block, consisting of 9,900,000 Series A Preferred Shares held in the name of Clinton Hall, LLC, issued on May 3, 2012 as Certificate No. 8. shall be held in escrow by Rich Billin, Esq. of Medford, Oregon, to be transferred to Janon Costley and Ryan Dolder, upon satisfaction of the outstanding Clinton Hall, LLC notes owed by Pubco in the amount of $653,702.00 plus accrued interest on or before December 31, 2020.

(f)	“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended;

(g)	“Liabilities” shall include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted choate or inchoate, liquidated or unliquidated, secured or unsecured;

(h)	“Priveco Accounting Date” shall mean December 31, 2019;

(i)	“Priveco Financial Statements” shall mean the balance sheet of Priveco as of December 31, 2018 and December 31, 2019, together with related statements of income, cash flows, and changes in shareholder’s equity for the fiscal years ended December 31, 2018 and December 31, 2019;

(j)	“Priveco Shares” shall mean One Hundred Percent (100%) of the 36,947,500 issued and outstanding Shares of Priveco held by the Selling Shareholders, being all of the issued and outstanding shares of common stock in Price;

(k)	“Pubco Shares” shall mean the 184,737,501 Post-Reverse-Split fully paid and non-assessable common shares of Pubco, valued at $18,473,750.00 at a target post-reverse per share price of $0.10, to be issued to the Selling Shareholders by Pubco on the Closing.

(l)	“SEC” shall mean the Securities and Exchange Commission;

(m)	“Securities Act” shall mean the United States Securities Act of 1933, as amended; and

(n)	“Taxes” shall include international, federal, state, provincial and local income taxes, capital gains tax, value-added taxes, franchise, personal property and real property taxes, levies, assessments, tariffs, duties (including any customs duty), business license or other fees, sales, use and any other taxes relating to the assets of the designated party or the business of the designated party for all periods up to and including the Closing Date, together with any related charge or amount, including interest, fines, penalties and additions to tax, if any, arising out of tax assessments.

(o)	“Warrants” shall mean those Pubco Common Stock Purchase Warrants which shall be issued to each of the Selling Shareholders in addition to the Pubco Shares each shall receive upon closing. One Class A Warrant and one Class B Warrant will be issued per every 2 Pubco Shares within 30 calendar days after consummation of the Transaction (Class A and Class B) exercisable at a 30% discount to the average trading price at 1.) the preceding 20 trading days after issuance and at 2.) the preceding 40 trading days after issuance. The exercise price of both Class A and Class B Warrants may be adjustable by the Board of Directors of Pubco in the favor of the Selling Shareholders at any time.

1.2.       Schedules. The following schedules are attached to and form part of this Agreement:

Schedule 1	–	Selling Shareholders and Capital Structure Post Closing
Schedule 2	–	Certificate of U.S. Shareholder
Schedule 3	–	Directors and Officers of Priveco
Schedule 4	–	Directors and Officers of Pubco and MergerSub
Schedule 5	–	Employment Agreements for Ryan Dolder and Janon Costley
Schedule 6	–	Control Block Transfer Agreement

1.3.	Currency. All references to currency referred to in this Agreement are in United States Dollars (US$), unless expressly stated otherwise.

2.	THE OFFER, PURCHASE AND SALE OF SHARES

2.1.	Offer, Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, the Selling Shareholders hereby covenant and agree to sell, assign and transfer to MergerSub, and MergerSub hereby covenants and agrees to purchase from the Selling Shareholders all of the Priveco Shares held by the Selling Shareholders.

2.2.	Consideration. As consideration for the sale of the Priveco Shares by the Selling Shareholders to MergerSub, Pubco shall allot and issue the Pubco Shares and Warrants to the Selling Shareholders or his/her/its nominees in the amount set out opposite the Selling Shareholders’ name on Schedule 1.

2.3.	Raising of Capital. Pubco shall use commercially reasonable efforts to arrange, on behalf of the post-reverse-merger combined company, a commitment for financing of $1,000,000, with the expectation that closing of such financing shall be contingent upon, and completed simultaneous with or promptly following the completion of the Reverse Split.

2.4.	Conversion of Existing Pubco Preferred Shares. With the exception of Series A Preferred Shares, which are being transferred per the terms and conditions of the Control Block Transfer Agreement on Schedule 6, all other issued and outstanding series of Pubco Preferred Stock shall be converted into Pubco Common Stock prior to the Reverse Split, such that at Closing, the only Pubco Preferred Stock that shall be issued and outstanding shall be Series A.

2.5.	Restricted Securities. Consistent with the Certificate of U.S. Shareholder on Schedule 2, which is signed by each of the Selling Shareholders, each acknowledges and agrees that the Pubco Shares and Warrants are being issued pursuant to an exemption from the prospectus and registration requirements of the Securities Act. As required by applicable securities law, the Selling Shareholders agree to abide by all applicable resale restrictions and holding periods imposed by all applicable securities legislation. All certificates representing the Pubco Shares issued on Closing will be endorsed with the following or a similar restricted legend:

“NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.”

2.6.	Fractional Shares. Notwithstanding any other provision of this Agreement, no certificate for fractional shares of the Pubco Shares will be issued in the Transaction. In lieu of any such fractional shares the Selling Shareholders would otherwise be entitled to receive upon surrender of certificates representing the Priveco Shares for exchange pursuant to this Agreement, the Selling Shareholders will be entitled to have such fraction rounded up to the nearest whole number of Pubco Shares and will receive from Pubco a stock certificate and warrant certificate representing same.

2.7.	Registration. Promptly, but no later than sixty (60) calendar days from the closing date of the Transaction, Pubco shall file a registration statement (on Form S-1, or similar form) (the “Registration Statement”) with the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”), covering the Pubco Shares issued in the Transaction (the “Registrable Shares”).

Pubco shall use its commercially reasonable efforts to ensure that such Registration Statement is declared effective within one hundred eighty (180) calendar days of filing with the SEC. Notwithstanding the foregoing, Registrable Shares may be removed from the Registration Statement in response to a comment from the staff of the SEC limiting the number of Pubco Shares which may be included in the Registration Statement (a “Cutback Comment”). Any cutback resulting from a Cutback Comment shall be allocated pro rata among the holders of the Registrable Shares. Pubco shall covenant to comply with the informational requirements of Rule 144 so long as any Registrable Shares are subject to such rule, regardless of whether Pubco is then required to file periodic reports pursuant to the Securities Exchange Act of 1934, as amended. The holders of Registrable Shares (including any Pubco Shares removed from the Registration Statement as a result of a Cutback Comment) and the stockholders of Pubco prior to the Reverse Merger shall have “piggyback” registration rights for such shares with respect to any registration statement filed by Pubco following the effectiveness of the aforementioned Registration Statement that would permit the inclusion of such underlying shares, subject, in an underwritten offering, to customary cut-back on a pro rata basis if the underwriter or Pubco determines that marketing factors require a limitation on the number of shares of stock or other securities to be underwritten. Such piggyback rights shall expire on the first (1st) anniversary of the Closing.

2.8.	Closing Date. The Closing shall take place, subject to the terms and conditions of this Agreement, on the Closing Date, which, presuming all other conditions precedent are met, shall occur as soon as practical following the acceptance by the State of Nevada of the Pubco Articles of Merger and the formation of MergerSub in Nevada.

3.	REPRESENTATIONS AND WARRANTIES OF PRIVECO AND THE SELLING SHAREHOLDERS

Priveco and the Selling Shareholders, jointly and severally, represent and warrant to Pubco, and acknowledge that Pubco is relying upon such representations and warranties, in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of Pubco, as follows:

3.1.	Organization and Good Standing. Priveco is a corporation duly organized, validly existing and in good standing under the laws of Nevada and has the requisite corporate power and authority to own, lease and to carry on its business as now being conducted. Priveco is duly qualified to do business and is in good standing as a corporation in each of the jurisdictions in which Priveco owns property, leases property, does business, or is otherwise required to do so, where the failure to be so qualified would have a material adverse effect on the business of Priveco taken as a whole.

3.2.	Authority. Priveco has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “Price Documents”) to be signed by Priveco and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of each of the Priveco Documents by Priveco and the consummation of the transactions contemplated hereby have been duly authorized by Priveco’s Shareholders. No other corporate or Shareholder proceedings on the part of Priveco is necessary to authorize such documents or to consummate the transactions contemplated hereby. This Agreement has been, and the other Priveco Documents when executed and delivered by Priveco as contemplated by this Agreement will be, duly executed and delivered by Priveco and this Agreement is, and the other Priveco Documents when executed and delivered by Priveco as contemplated hereby will be, valid and binding obligations of Priveco enforceable in accordance with their respective terms except:

(a)	as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;

(b)	as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and

(c)	as limited by public policy.

3.3.	Capitalization of Priveco. The entire authorized capital stock and other equity securities of Priveco consists of 390,000,000 shares of Common Stock, $0.001 par value per share and 10,000,000 shares of Preferred Stock, par value $0.001 per share. All of the 36,947,500 currently issued and outstanding shares of Common Stock and the N/A issued and outstanding shares of Preferred Stock (“Priveco Shares”) have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights and are fully paid and non-assessable, are not subject to pre-emptive rights and were issued in full compliance with the laws of the State of Nevada. There are no outstanding options, warrants, subscriptions, conversion rights, or other rights, agreements, or commitments obligating Priveco to issue any additional Priveco Shares, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from Priveco any Priveco Shares. There are no agreements purporting to restrict the transfer of the Priveco Shares, no voting agreements, shareholders’ agreements, voting trusts, or other arrangements restricting or affecting the voting of the Priveco Shares.

3.4.	Title and Authority of Selling Shareholders. The Selling Shareholders are and will be as of the Closing, the registered and beneficial owners of and will have good and marketable title to all of the Priveco Shares held by them and will hold such free and clear of all liens, charges and encumbrances whatsoever; and such Priveco Shares held by such Selling Shareholders have been duly and validly issued and are fully paid and non-assessable. The Selling Shareholders have due and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and to transfer the registered, legal and beneficial title and ownership of the Priveco Shares held by them.

3.5.	Holders of Priveco Shares. Schedule 1 contains a true and complete list of the holders of all issued and outstanding Priveco Shares including each holder’s name, address and number of Priveco Shares held.

3.6.	Directors and Officers of Priveco. The duly elected or appointed directors and the duly appointed officers of Priveco are as set out in Schedule 3.

3.7.	Corporate Records of Price. The corporate records of Priveco, as required to be maintained by it pursuant to all applicable laws, are accurate, complete and current in all material respects, and the minute book of Priveco is, in all material respects, correct and contains all records required by all applicable laws, as applicable, in regards to all proceedings, consents, actions and meetings of the shareholders and the board of directors of Priveco.

3.8.	Non-Contravention. Neither the execution, delivery and performance of this Agreement, nor the consummation of the Transaction, will:

(a)	conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of Priveco or any of its subsidiaries under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Priveco or any of its subsidiaries, or any of their respective material property or assets;

(b)	violate any provision of the organizational documents of Priveco, any of its subsidiaries or any applicable laws; or

(c)	violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to Priveco, any of its subsidiaries or any of their respective material property or assets.

3.9.	Actions and Proceedings. Except as previously disclosed to the parties and to the best knowledge of Priveco, there is no basis for and there is no action, suit, judgment, claim, demand or proceeding outstanding or pending, or threatened against or affecting Priveco, any of its subsidiaries or which involves any of the business, or the properties or assets of Priveco or any of its subsidiaries that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects, or conditions of Priveco and its subsidiaries taken as a whole (a “Priveco Material Adverse Effect”). There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such a Priveco Material Adverse Effect.

3.10.       Compliance.

(a)	To the best knowledge of Priveco, Priveco is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation to the business or operations of Priveco and its subsidiaries;

(b)	Except as previously disclosed to the parties and to the best knowledge of Priveco, Priveco is not subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would constitute a Priveco Material Adverse Effect;

(c)	Priveco has duly filed all reports and returns required to be filed by it with governmental authorities and has obtained all governmental permits and other governmental consents, except as may be required after the execution of this Agreement. All of such permits and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or to the best knowledge of Priveco, threatened, and none of them will be adversely affected by the consummation of the Transaction; and

(d)	Priveco has operated in material compliance with all laws, rules, statutes, ordinances, orders and regulations applicable to its business. Priveco has not received any notice of any violation thereof, nor is Priveco aware of any valid basis therefore.

3.11.	Filings, Consents and Approvals. No filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation by Priveco of the Transaction contemplated by this Agreement or to enable Pubco to continue to conduct Priveco’s business after the Closing Date in a manner which is consistent with that in which the business is presently conducted.

3.12.	Absence of Undisclosed Liabilities . Upon Closing, Priveco shall become a wholly-owned subsidiary of Pubco, and as such, the liabilities of Priveco shall be consolidated with the liabilities of Pubco. Except as previously disclosed to the parties and to the best knowledge of Priveco,

Priveco has no material Liabilities or obligations either direct or indirect, matured or unmatured, absolute, contingent or otherwise that exceed $5,000, which:

(a)	will not be set forth in the Priveco Financial Statements or have not heretofore been paid or discharged;

(b)	did not arise in the regular and ordinary course of business under any agreement, contract, commitment, lease or plan specifically disclosed in writing to Pubco; or

(c)	have not been incurred in amounts and pursuant to practices consistent with past business practice, in or as a result of the regular and ordinary course of its business since the date of the last Priveco Financial Statements

3.13.       Tax Matters.

(a)	As of the date hereof:

(i)	Priveco has timely filed all tax returns in connection with any Taxes which are required to be filed on or prior to the date hereof, taking into account any extensions of the filing deadlines which have been validly granted to Priveco, and

(ii)	all such returns are true and correct in all material respects;

(b)	Priveco has paid all Taxes that have become or are due with respect to any period ended on or prior to the date hereof, and has established an adequate reserve therefore on its balance sheets for those Taxes not yet due and payable, except for any Taxes the non-payment of which will not have a Priveco Material Adverse Effect;

(c)	Priveco is not presently under or has received notice of, any contemplated investigation or audit by regulatory or governmental agency of body or any foreign or state taxing authority concerning any fiscal year or period ended prior to the date hereof;

(d)	all Taxes required to be withheld on or prior to the date hereof from employees for income Taxes, social security Taxes, unemployment Taxes and other similar withholding Taxes have been properly withheld and, if required on or prior to the date hereof, have been deposited with the appropriate governmental agency; and

(e)	to the best knowledge of Priveco, the Priveco Financial Statements will contain full provision for all Taxes including any deferred Taxes that may be assessed to Priveco for the accounting period ended on the Priveco Accounting Date or for any prior period in respect of any transaction, event or omission occurring, or any profit earned, on or prior to the Priveco Accounting Date or for any profit earned by Priveco on or prior to the Priveco Accounting Date or for which Priveco is accountable up to such date and all contingent Liabilities for Taxes have been provided for or disclosed in the Priveco Financial Statements.

3.14.	Absence of Changes. Other than as already disclosed to Pubco, since the Priveco Accounting Date, Priveco has not:

(a)	incurred any Liabilities, other than Liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any Liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any Liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties;

(b)	sold, encumbered, assigned or transferred any material fixed assets or properties except for ordinary course business transactions consistent with past practice;

(c)	created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the material assets or properties of Priveco or its subsidiaries to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

(d)	made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business;

(e)	declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares or equity securities;

(f)	suffered any damage, destruction or loss, whether or not covered by insurance, that materially and adversely effects its business, operations, assets, properties or prospects;

(g)	suffered any material adverse change in its business, operations, assets, properties, prospects or condition (financial or otherwise);

(h)	received notice or had knowledge of any actual or threatened labour trouble, termination, resignation, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets, properties or prospects;

(i)	made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $50,000;

(j)	other than in the ordinary course of business, increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or directors or made any increase in, or any addition to, other benefits to which any of its employees or directors may be entitled;

(k)	entered into any transaction other than in the ordinary course of business consistent with past practice; or

(l)	agreed, whether in writing or orally, to do any of the foregoing.

3.15.	Absence of Certain Changes or Events. Since the Priveco Accounting Date, there will have not been:

(a)	a Priveco Material Adverse Effect; or

(b)	any material change by Priveco in its accounting methods, principles or practices.

3.16.	Subsidiaries. Priveco has disclosed to Pubco its sale of certain former Priveco subsidiaries to Rogue Baron, Ltd. (“Rogue”). Following the sale to Rogue, Priveco does not have any subsidiaries or agreements of any nature to acquire any subsidiary or to acquire or lease any other business operations. Priveco agrees to provide its PCAOB auditor with all requested information on former subsidiaries, and the Rogue sale, for the previous two fiscal years.

3.17.	Certain Transactions. Priveco is not a guarantor or indemnitor of any indebtedness of any third party, including any person, firm or corporation.

3.18.	Completeness of Disclosure. No representation or warranty by Priveco in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Pubco pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

4.	REPRESENTATIONS AND WARRANTIES OF PUBCO

Pubco represents and warrants to Priveco and the Selling Shareholders and acknowledges that Priveco and the Selling Shareholders are relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of Priveco or the Selling Shareholders, as follows:

4.1.	Organization and Good Standing . Pubco is duly incorporated, organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and to carry on its business as now being conducted. Pubco is qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions in which it owns property, leases property, does business, or is otherwise required to do so, where the failure to be so qualified would have a material adverse effect on the businesses, operations, or financial condition of Pubco.

4.2.	Authority. Pubco has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “Pubco Documents”) to be signed by Pubco and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of each of the Pubco Documents by Pubco and the consummation by Pubco of the transactions contemplated hereby have been duly authorized by its board of directors and no other corporate or shareholder proceedings on the part of Pubco is necessary to authorize such documents or to consummate the transactions contemplated hereby. This Agreement has been, and the other Pubco Documents when executed and delivered by Pubco as contemplated by this Agreement will be, duly executed and delivered by Pubco and this Agreement is, and the other Pubco Documents when executed and delivered by Pubco, as contemplated hereby will be, valid and binding obligations of Pubco enforceable in accordance with their respective terms, except:

(a)	as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;

(b)	as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and

(c)	as limited by public policy.

4.3.	Capitalization. The entire authorized capital stock and other equity securities of Pubco consists of 11,000,000,000 shares of common stock with no par value (the “Pubco Common Stock”). All of the issued and outstanding shares of Pubco Common Stock have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights and are fully paid and non-assessable, are not subject to pre-emptive rights and were issued in full compliance with all federal, state, and local laws, rules and regulations. Except as contemplated by this Agreement, there are no outstanding options, warrants, subscriptions, phantom shares, conversion rights, or other rights, agreements, or commitments obligating Pubco to issue any additional shares of Pubco Preferred Stock or Pubco Common Stock, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from Pubco any shares of Pubco Preferred Stock or Pubco Common Stock as of the date of this Agreement. There are no agreements purporting to restrict the transfer of the Pubco Preferred Stock or Pubco Common Stock, no voting agreements, voting trusts, or other arrangements restricting or affecting the voting of the Pubco Preferred Stock or Pubco Common Stock.

4.4.	Directors and Officers of Pubco. The duly elected or appointed directors and the duly appointed officers of Pubco are as listed on Schedule 4.

4.5.	Corporate Records of Pubco. The corporate records of Pubco obtained from the State of Nevada include the original Articles of Incorporation and each Amendment thereto filed since inception, are accurate, complete and current in all material respects, and the minute book of Pubco is, in all material respects, correct and contains all material records in regards to all proceedings, consents, actions and meetings of the shareholders and the board of directors of Pubco.

4.6.	Non-Contravention. Neither the execution, delivery and performance of this Agreement, nor the consummation of the Transaction, will:

(a)	conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of Pubco under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Pubco or any of its material property or assets;

(b)	violate any provision of the applicable incorporation or charter documents of Pubco; or

(c)	violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to Pubco or any of its material property or assets.

4.7.	Validity of Pubco Common Stock Issuable upon the Transaction. The Pubco Shares to be issued to the Selling Shareholders upon consummation of the Transaction in accordance with this Agreement will, upon issuance, have been duly and validly authorized and, when so issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable.

4.8.	Actions and Proceedings. To the best knowledge of Pubco, there is no claim, charge, arbitration, grievance, action, suit, investigation or proceeding by or before any court, arbiter, administrative agency or other governmental authority now pending or, to the best knowledge of Pubco, threatened against Pubco which involves any of the business, or the properties or assets of Pubco that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets, properties, prospects or conditions of Pubco taken as a whole (a “Pubco Material Adverse Effect”). There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such a Pubco Material Adverse Effect.

4.9.       Compliance.

(a)	To the best knowledge of Pubco, Pubco is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation to the business or operations of Pubco;

(b)	To the best knowledge of Pubco, Pubco is not subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would constitute a Pubco Material Adverse Effect;

(c)	Pubco has duly filed all reports and returns required to be filed by it with governmental authorities and has obtained all governmental permits and other governmental consents, except as may be required after the execution of this Agreement. All of such permits and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or to the best knowledge of Pubco, threatened, and none of them will be affected in a material adverse manner by the consummation of the Transaction; and

(d)	Pubco has operated in material compliance with all laws, rules, statutes, ordinances, orders and regulations applicable to its business. Pubco has not received any notice of any violation thereof, nor is Pubco aware of any valid basis therefore.

4.10.	Filings, Consents and Approvals. No filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation by Pubco of the Transaction contemplated by this Agreement to continue to conduct its business after the Closing Date in a manner which is consistent with that in which it is presently conducted.

4.11.	Absence of Undisclosed Liabilities. Pubco has no material Liabilities or obligations either direct or indirect, matured or unmatured, absolute, contingent or otherwise, which:

(a)	did not arise in the regular and ordinary course of business under any agreement, contract, commitment, lease or plan specifically disclosed in writing to Priveco; or

(b)	have not been incurred in amounts and pursuant to practices consistent with past business practice, in or as a result of the regular and ordinary course of its business.

4.12.       Tax Matters.

(a)	As of the date hereof:

(i)	Pubco has timely filed all tax returns in connection with any Taxes which are required to be filed on or prior to the date hereof, taking into account any extensions of the filing deadlines which have been validly granted to them, and

(ii)	all such returns are true and correct in all material respects;

(b)	Pubco has paid all Taxes that have become or are due with respect to any period ended on or prior to the date hereof;

(c)	Pubco is not presently under and has not received notice of, any contemplated investigation or audit by the Internal Revenue Service or any foreign or state taxing authority concerning any fiscal year or period ended prior to the date hereof; and

(d)	All Taxes required to be withheld on or prior to the date hereof from employees for income Taxes, social security Taxes, unemployment Taxes and other similar withholding Taxes have been properly withheld and, if required on or prior to the date hereof, have been deposited with the appropriate governmental agency.

4.13.       Absence of Changes. Except as contemplated in this Agreement, Pubco has not:

(a)	incurred any Liabilities, other than Liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any Liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any Liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties;

(b)	sold, encumbered, assigned or transferred any material fixed assets or properties;

(c)	created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the material assets or properties of Pubco to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

(d)	made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business;

(e)	declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares or equity securities;

(f)	suffered any damage, destruction or loss, whether or not covered by insurance, that materially and adversely effects its business, operations, assets, properties or prospects;

(g)	suffered any material adverse change in its business, operations, assets, properties, prospects or condition (financial or otherwise);

(h)	received notice or had knowledge of any actual or threatened labor trouble, termination, resignation, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets, properties or prospects;

(i)	made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $5,000;

(j)	other than in the ordinary course of business, increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or directors or made any increase in, or any addition to, other benefits to which any of its employees or directors may be entitled;

(k)	entered into any transaction other than in the ordinary course of business consistent with past practice; or

(l)	agreed, whether in writing or orally, to do any of the foregoing.

4.14.       Absence of Certain Changes or Events. There has not been:

(a)	a Pubco Material Adverse Effect; or

(b)	any material change by Pubco in its accounting methods, principles or practices.

4.15.	Subsidiaries. Except as disclosed in this Agreement, Pubco does not have any subsidiaries or agreements of any nature to acquire any subsidiary or to acquire or lease any other business operations.

4.16.	Personal Property. There are no material equipment, furniture, fixtures and other tangible personal property and assets owned or leased by Pubco.

4.17.	Employment Agreements for Priveco Executives. The Parties hereto agree that effective on the Closing Date, Janon Costley and Ryan Dolder, current executives of Priveco, shall be employed by Pubco, under the terms and conditions set forth in each Employment Agreement, attached hereto and incorporated herein as Schedule 5.

4.18.	Control Block Transfer. The Parties hereto agree that the Pubco Control Block shall be transferred to Ryan Dolder and Janon Costley in accordance with the provisions of the Control Block Transfer Agreement attached hereto and incorporated herein as Schedule 6.

4.19.	Material Contracts and Transactions. Other than as expressly contemplated by this Agreement, there are no material contracts, agreements, licenses, permits, arrangements, commitments, instruments, understandings or contracts, whether written or oral, express or implied, contingent, fixed or otherwise, to which Pubco is a party except as disclosed in writing to Priveco.

4.20.	No Brokers. Pubco has not incurred any obligation or liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the Transaction contemplated by this Agreement.

4.21.	Completeness of Disclosure. No representation or warranty by Pubco in this Agreement nor any certificate, schedule, statement, document or instrument furnished or to be furnished to Priveco pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

5.	CLOSING CONDITIONS

5.1.	Conditions Precedent to Closing by Pubco. The obligation of Pubco to consummate the Transaction is subject to the satisfaction or written waiver of the conditions set forth below by a date mutually agreed upon by the parties hereto in writing and in accordance with Section 10.6. The Closing of the Transaction contemplated by this Agreement will be deemed to mean a waiver of all conditions to Closing. These conditions precedent are for the benefit of Pubco and may be waived by Pubco in its sole discretion.

(a)	Representations and Warranties. The representations and warranties of Priveco and the Selling Shareholders set forth in this Agreement shall be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date and Priveco shall have delivered to Pubco a certificate dated as of the Closing Date, to the effect that the representations and warranties made by Priveco in this Agreement are true and correct.

(b)	Performance. All of the covenants and obligations that Priveco and the Selling Shareholders are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been performed and complied with in all material respects.

(c)	Transaction Documents. This Agreement, the Priveco Documents, the Priveco Financial Statements and all other documents necessary or reasonably required to consummate the Transaction, all in form and substance reasonably satisfactory to Pubco, shall have been executed and delivered to Pubco.

(d)	No Material Adverse Change. No Priveco Material Adverse Effect will have occurred since the date of this Agreement.

(e)	No Action. No suit, action, or proceeding will be pending or threatened which would:

(i)	prevent the consummation of any of the transactions contemplated by this Agreement; or

(ii)	cause the Transaction to be rescinded following consummation.

(f)	Outstanding Shares. Priveco shall have no more than [Priveco Issued and Outstanding] Priveco Shares issued and outstanding on the Closing Date.

(g)	Due Diligence Generally. Pubco and its counsel shall be reasonably satisfied with their due diligence investigation of Priveco that is reasonable and customary in a transaction of a similar nature to that contemplated by the Transaction.

5.2.	Conditions Precedent to Closing by Priveco . The obligation of Priveco and the Selling Shareholders to consummate the Transaction is subject to the satisfaction or written waiver of the conditions set forth below by a date mutually agreed upon by the parties hereto in writing and in accordance with Section 10.6. The Closing of the Transaction will be deemed to mean a waiver of all conditions to Closing. These conditions precedent are for the benefit of Priveco and the Selling Shareholders and may be waived by Priveco and the Selling Shareholders in their discretion.

(a)	Representations and Warranties. The representations and warranties of Pubco set forth in this Agreement shall be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date and Pubco will have delivered to Priveco a certificate dated the Closing Date, to the effect that the representations and warranties made by Pubco in this Agreement are true and correct.

(b)	Performance. All of the covenants and obligations that Pubco are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects. Pubco must have delivered each of the documents required to be delivered by it pursuant to this Agreement.

(c)	Transaction Documents. This Agreement, the Pubco Documents and all other documents necessary or reasonably required to consummate the Transaction, all in form and substance reasonably satisfactory to Priveco, will have been executed and delivered by Pubco.

(d)	Other than filing fees owed to the State of Nevada, which Priveco and the Selling Shareholders acknowledge will later need to be paid prior to Pubco undertaking any future FINRA corporate action, there shall not be any outstanding obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due) of the Pubco or the MergerSub, whether or not known to the Pubco or the MergerSub, as of the Closing.

(e)	No Material Adverse Change. No Pubco Material Adverse Effect will have occurred since the date of this Agreement.

(f)	No Action. No suit, action, or proceeding will be pending or threatened before any governmental or regulatory authority wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would:

(i)	prevent the consummation of any of the transactions contemplated by this Agreement; or

(ii)	cause the Transaction to be rescinded following consummation.

(g)	Outstanding Shares. On the Closing Date, not including the Pubco Shares issuable to the Selling Shareholders, Pubco shall have no more than 5,266,089,296 common shares issued and outstanding in the capital of Pubco, assuming all the Settlement Shares are issued.

(h)	Due Diligence. Priveco and the Selling Shareholders shall have completed their legal, accounting and business due diligence of the Pubco and MergerSub and the results thereof shall be satisfactory to the Priveco and the Selling Shareholders in their sole and absolute discretion.

6.	ADDITIONAL COVENANTS OF THE PARTIES

6.1.	Notification of Financial Liabilities. Priveco and Pubco will immediately notify the other in accordance with Section 10.6 hereof, if either party receives any advice or notification from its independent certified public accounts that the other party has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the books, records, and accounts of such party, any properties, assets, Liabilities, revenues, or expenses. Notwithstanding any statement to the contrary in this Agreement, this covenant will survive Closing and continue in full force and effect.

6.2.	Access and Investigation. Between the date of this Agreement and the Closing Date, Priveco, on the one hand, and Pubco, on the other hand, will cause each of their respective representatives to:

(a)	afford the other and its representatives full and free access to its personnel, properties, assets, contracts, books and records, and other documents and data;

(b)	furnish the other and its representatives with copies of all such contracts, books and records, and other existing documents and data as required by this Agreement and as the other may otherwise reasonably request; and

(c)	furnish the other and its representatives with such additional financial, operating, and other data and information as the other may reasonably request.

All of such access, investigation and communication by a party and its representatives will be conducted during normal business hours and in a manner designed not to interfere unduly with the normal business operations of the other party. Each party will instruct its auditors to co-operate with the other party and its representatives in connection with such investigations.

6.3.	Confidentiality. All information regarding the business of Priveco including, without limitation, financial information that Priveco provides to Pubco during Pubco’s due diligence investigation of Priveco will be kept in strict confidence by Pubco and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by Pubco or disclosed to any third party (other than Pubco’s professional accounting and legal advisors) without the prior written consent of Priveco. If the Transaction contemplated by this Agreement does not proceed for any reason, then upon receipt of a written request from Priveco, Pubco will immediately return to Priveco (or as directed by Priveco) any information received regarding Priveco’s business. Likewise, all information regarding the business of Pubco including, without limitation, financial information that Pubco provides to Priveco during its due diligence investigation of Pubco will be kept in strict confidence by Priveco and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by Priveco or disclosed to any third party (other than Priveco’s professional accounting and legal advisors) without Pubco’s prior written consent. If the Transaction contemplated by this Agreement does not proceed for any reason, then upon receipt of a written request from Pubco, Priveco will immediately return to Pubco (or as directed by Pubco) any information received regarding Pubco’s business.

6.4.	Notification. Between the date of this Agreement and the Closing Date, each of the parties to this Agreement will promptly notify the other parties in writing if it becomes aware of any fact or condition that causes or constitutes a material breach of any of its representations and warranties as of the date of this Agreement, if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules relating to such party, such party will promptly deliver to the other parties a supplement to the Schedules specifying such change. During the same period, each party will promptly notify the other parties of the occurrence of any material breach of any of its covenants in this Agreement or of the occurrence of any event that may make the satisfaction of such conditions impossible or unlikely.

6.5.	Exclusivity. Until such time, if any, as this Agreement is terminated pursuant to this Agreement, Priveco and Pubco will not, directly or indirectly, solicit, initiate, entertain or accept any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any person or entity relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business), or any of the capital stock of Priveco or Pubco, as applicable, or any merger, consolidation, business combination, or similar transaction other than as contemplated by this Agreement.

6.6.	Conduct of Priveco and Pubco Business Prior to Closing. From the date of this Agreement to the Closing Date, and except to the extent that Pubco otherwise consents in writing, Priveco will operate its business substantially as presently operated and only in the ordinary course and in compliance with all applicable laws, and use its best efforts to preserve intact its good reputation and present business organization and to preserve its relationships with persons having business dealings with it. Likewise, from the date of this Agreement to the Closing Date, and except to the extent that Priveco otherwise consents in writing, Pubco will operate its business substantially as presently operated and only in the ordinary course and in compliance with all applicable laws, and use its best efforts to preserve intact its good reputation and present business organization and to preserve its relationships with persons having business dealings with it.

6.7.	Certain Acts Prohibited – Priveco. Except as expressly contemplated by this Agreement or for purposes in furtherance of this Agreement, between the date of this Agreement and the Closing Date, Priveco will not, without the prior written consent of Pubco:

(a)	amend its Articles of Incorporation or other formation documents;

(b)	incur any liability or obligation other than in the ordinary course of business or encumber or permit the encumbrance of any properties or assets of Priveco except in the ordinary course of business;

(c)	dispose of or contract to dispose of any Priveco property or assets, including the Intellectual Property Assets, except in the ordinary course of business consistent with past practice;

(d)	issue, deliver, sell, pledge or otherwise encumber or subject to any lien any Priveco Shares, or any rights, warrants or options to acquire, any such Units;

6.8.	Certain Acts Prohibited - Pubco. Except as expressly contemplated by this Agreement, between the date of this Agreement and the Closing Date, Pubco will not, without the prior written consent of Priveco:

(a)	incur any liability or obligation or encumber or permit the encumbrance of any properties or assets of Pubco except in the ordinary course of business consistent with past practice;

(b)	dispose of or contract to dispose of any Pubco property or assets except in the ordinary course of business consistent with past practice;

(c)	declare, set aside or pay any dividends on, or make any other distributions in respect of the Pubco Common Stock; or

(d)	materially increase benefits or compensation expenses of Pubco, increase the cash compensation of any director, executive officer or other key employee or pay any benefit or amount to any such person.

6.9.	Public Announcements. Pubco and Priveco each agree that they will not release or issue any reports or statements or make any public announcements relating to this Agreement or the Transaction contemplated herein without the prior written consent of the other party, except as may be required upon written advice of counsel to comply with applicable laws or regulatory requirements after consulting with the other party hereto and seeking their reasonable consent to such announcement.

6.10.	Pubco Directors and Officers. Joe Poe, Jr., the current sole director and Chairman of the Board of Pubco and MergerSub. Upon Closing, Mr. Poe shall appoint the individuals designated by Priveco to the respective officer and director positions for MergerSub and Pubco as set forth on Schedule 4.

6.11.	Reverse Stock Split . Prior to Closing, Pubco shall apply for and receive FINRA’s acceptance of a 1 for 200 reverse stock split (“Reverse Split”) which shall be considered completed by the Parties on the day the reverse stock split appears on FINRA’s Daily List. The Parties agree that on the date of Closing, the post Reverse Split stock price of PUBCO’s common shares shall be equal to Ten Cents ($0.10) per share, and that an adjustment shall be made for the issuance of additional post-reverse split shares if the market price of the PUBCO common shares falls below and remains below the target $0.10 share price on the Thirtieth (30) trading day following the Closing Date.

6.12.	Closing. The Closing shall take place virtually, by the exchange of executed documents via email, on the Closing Date or at such other location as agreed to by the parties. Notwithstanding the location of the Closing, each party agrees that the Closing may be completed by the exchange of undertakings between the respective legal counsel for Priveco and Pubco, provided such undertakings are satisfactory to each party’s respective legal counsel.

6.13.	Closing Deliveries of Priveco and the Selling Shareholders. At Closing, Priveco and the Selling Shareholders will deliver or cause to be delivered the following, fully executed and in the form and substance reasonably satisfactory to Pubco:

(a)	copies of all resolutions and/or consent actions adopted by or on behalf of the board of directors of Priveco evidencing approval of this Agreement and the Transaction;

(b)	if any of the Selling Shareholders appoint any person, by power of attorney or equivalent, to execute this Agreement or any other agreement, document, instrument or certificate contemplated by this agreement, on behalf of the Selling Shareholders, a valid and binding power of attorney or equivalent from such Selling Shareholders;

(c)	share certificates, if issued, representing the Priveco Shares;

(d)	all certificates and other documents required by Section 5.1 of this Agreement;

(e)	the Priveco Documents and any other necessary documents, each duly executed by Priveco, as required to give effect to the Transaction; and

(f)	copies of all agreements and arrangements required by Section 6.11 of this Agreement.

6.14.	Closing Deliveries of Pubco. At Closing, Pubco will deliver or cause to be delivered the following, fully executed and in the form and substance reasonably satisfactory to Priveco:

(a)	copies of all resolutions and/or consent actions adopted by or on behalf of the board of directors of Pubco and MergerSub evidencing approval of this Agreement and the Transaction;

(b)	all certificates and other documents required by Section 5.2 of this Agreement;

(c)	all certificates, stock powers, and other documents required for the cancellation or consolidation of a sufficient amount of Pubco common shares to comply with Section 5.2(h) herein;

(d)	resolutions and resignations required to effect the changes in directors and officers stipulated by Section 6.10 of this Agreement;

(e)	the Pubco Documents and any other necessary documents, each duly executed by Pubco, as required to give effect to the Transaction;

(f)	Certified copies for all Articles and Amendments for Pubco filed in Nevada, which shall include copies of all Nevada Articles and Amendments filed in Nevada since inception; and

(g)	A copy of FINRA’s Daily List showing the approval of FINRA for the Reverse Split.

6.15.	Delivery of Financial Statements. Prior to the Closing Date, Priveco shall have delivered to Pubco the Priveco Financial Statements, for the fiscal years ended December 31, 2018 and December 31, 2019.

6.16.	Additional Closing Delivery of Pubco. At Closing, Pubco shall deliver or cause to be delivered to Selling Shareholders the share certificates representing the Pubco Shares, or Shareholder Reports showing such shares issued in Book Entry Form.

7.	TERMINATION

7.1.	Termination. This Agreement may be terminated at any time prior to the Closing Date contemplated hereby by:

(a)	mutual agreement of Pubco and Priveco;

(b)	Pubco, if there has been a material breach by Priveco or any of the Selling Shareholders of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of Priveco or the Selling Shareholders that is not cured, to the reasonable satisfaction of Pubco, within ten business days after notice of such breach is given by Pubco (except that no cure period will be provided for a breach by Priveco or the Selling Shareholders that by its nature cannot be cured);

(c)	Priveco, if there has been a material breach by Pubco of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of Pubco that is not cured by the breaching party, to the reasonable satisfaction of Priveco, within ten business days after notice of such breach is given by Priveco (except that no cure period will be provided for a breach by Pubco that by its nature cannot be cured);

(d)	Pubco or Priveco, if the Transaction is not closed by December 31, 2020, unless the parties hereto agree to extend such date in writing; or

(e)	Pubco or Priveco if any permanent injunction or other order of a governmental entity of competent authority preventing the consummation of the Transaction contemplated by this Agreement has become final and nonappealable.

7.2.	Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement will be of no further force or effect, provided, however, that no termination of this Agreement will relieve any party of liability for any breaches of this Agreement that are based on a wrongful refusal or failure to perform any obligations.

8.	INDEMNIFICATION, REMEDIES, SURVIVAL

8.1.	Certain Definitions. For the purposes of this Section 9 , the terms “Loss” and “Losses” mean any and all demands, claims, actions or causes of action, assessments, losses, damages, Liabilities, costs, and expenses, including without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses, but excluding any indirect, consequential or punitive damages suffered by Pubco or Priveco including damages for lost profits or lost business opportunities.

8.2.	Agreement of Priveco to Indemnify. Priveco will indemnify, defend, and hold harmless, to the full extent of the law, Pubco and its shareholders from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Pubco and its shareholders by reason of, resulting from, based upon or arising out of:

(a)	the breach by Priveco of any representation or warranty of Priveco contained in or made pursuant to this Agreement, any Priveco Document or any certificate or other instrument delivered pursuant to this Agreement; or

(b)	the breach or partial breach by Priveco of any covenant or agreement of Priveco made in or pursuant to this Agreement, any Priveco Document or any certificate or other instrument delivered pursuant to this Agreement.

8.3.	Agreement of the Priveco to Indemnify. The Priveco will indemnify, defend, and hold harmless, to the full extent of the law, Pubco and its shareholders from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Pubco and its shareholders by reason of, resulting from, based upon or arising out of:

(a)	any breach by the Priveco of Section 2.2 of this Agreement; or

(b)	any misstatement, misrepresentation or breach of the representations and warranties made by the Priveco contained in or made pursuant to the Certificate executed by the Priveco or its nominee as part of the share exchange procedure of this Agreement.

8.4.	Agreement of Pubco to Indemnify. Pubco will indemnify, defend, and hold harmless, to the full extent of the law, Priveco and the Selling Shareholders from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Priveco and the Selling Shareholders by reason of, resulting from, based upon or arising out of:

(a)	the breach by Pubco of any representation or warranty of Pubco contained in or made pursuant to this Agreement, any Pubco Document or any certificate or other instrument delivered pursuant to this Agreement; or

(b)	the breach or partial breach by Pubco of any covenant or agreement of Pubco made in or pursuant to this Agreement, any Pubco Document or any certificate or other instrument delivered pursuant to this Agreement.

9.	MISCELLANEOUS PROVISIONS

9.1.	Effectiveness of Representations; Survival. Each party is entitled to rely on the representations, warranties and agreements of each of the other parties and all such representation, warranties and agreement will be effective regardless of any investigation that any party has undertaken or failed to undertake. Unless otherwise stated in this Agreement, and except for instances of fraud, the representations, warranties and agreements will survive the Closing Date and continue in full force and effect until one (1) year after the Closing Date.

9.2.	Further Assurances. Each of the parties hereto will co-operate with the others and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement.

9.3.	Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

9.4.	Expenses. Pubco will bear all pre-Closing Date costs incurred in connection with filing Articles of Merger in Nevada, and the preparation, execution and performance of this Agreement and the Transaction contemplated hereby, all fees and expenses of agents, representatives and accountants; provided that Pubco and Priveco will bear its respective accounting and auditing costs incurred in connection with the preparation, execution and performance of this Agreement and the Transaction contemplated hereby.

9.5.	Entire Agreement. This Agreement, the schedules attached hereto and the other documents in connection with this transaction contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto. Any preceding correspondence or offers are expressly superseded and terminated by this Agreement.

9.6.	Notices. All notices and other communications required or permitted under to this Agreement must be in writing and will be deemed given if sent by personal delivery, faxed with electronic confirmation of delivery, internationally-recognized express courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses (or at such other address for a party as will be specified by like notice) on the first page of this Agreement.

All such notices and other communications will be deemed to have been received:

(a)	in the case of personal delivery, on the date of such delivery;

(b)	in the case of a fax, when the party sending such fax has received electronic confirmation of its delivery;

(c)	in the case of delivery by internationally-recognized express courier, on the business day following dispatch; and

(d)	in the case of mailing, on the fifth business day following mailing.

9.7.	Headings. The headings contained in this Agreement are for convenience purposes only and will not affect in any way the meaning or interpretation of this Agreement.

9.8.	Benefits. This Agreement is and will only be construed as for the benefit of or enforceable by those persons party to this Agreement.

9.9.	Assignment. This Agreement may not be assigned (except by operation of law) by any party without the consent of the other parties.

9.10.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made and to be performed therein.

9.11.	Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

9.12.	Gender. All references to any party will be read with such changes in number and gender as the context or reference requires.

9.13.	Business Days. If the last or appointed day for the taking of any action required or the expiration of any rights granted herein shall be a Saturday, Sunday or a legal holiday in the State of New York, then such action may be taken or right may be exercised on the next succeeding day which is not a Saturday, Sunday or such a legal holiday.

9.14.	Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.15.	Fax Execution. This Agreement may be executed by delivery of executed signature pages by fax and such fax execution will be effective for all purposes.

9.16.	Schedules and Exhibits. The schedules and exhibits are attached to this Agreement and incorporated herein.

[REMAINDER INTENTIONALLY BLANK. SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

FRESH PROMISE FOODS, INC.

By: ______________________________

Authorized Signatory

Name: Joe Poe, Jr.

Title: Chief Executive Officer

FPFI MERGER CORP., a Subsidiary of FRESH PROMISE FOODS, INC.

By: ______________________________

Authorized Signatory

Name: Joe Poe, Jr.

Title: President

HUMAN BRANDS INTERNATIONAL, INC.

By: ______________________________

Authorized Signatory

Name:

Title:

		Total Number of Pubco	Total Number of	Approximate Percentage
Name	Number of Priveco Shares	Shares to be issued by	Shares in Pubco	Ownership in Pubco
	held before Closing	Pubco on Closing	Post-Closing	Post-Closing
3 Mile Beach Limited Inc	4,068,007	20,340,035	20,340,035	11.01
Accel Brands Inc.	22,728	113,640	113,640	0.06
Andrew Stack	40,000	200,000	200,000	0.11
Anita Chong	20,000	100,000	100,000	0.05
AnneDe Bryant	255	1,275	1,275	0.00
Arisara TanGwaDanapong	1,819	9,095	9,095	0.00
ArGsan Brands LLC	220,000	1,100,000	1,100,000	0.60
AUCTUS FUND, LLC	200,000	1,000,000	1,000,000	0.54
Barolo Group	650,000	3,250,000	3,250,000	1.76
BJJA II, LLC	363,637	1,818,185	1,818,185	0.98
Black Diamond Investments	15,705	78,525	78,525	0.04
Brad Donovan	200,000	1,000,000	1,000,000	0.54
Bradley Hapka	15,705	78,527	78,527	0.04
Brian Reister	15,705	78,527	78,527	0.04
Carlos Miguel Gonzalez Rodriguez	284,254	1,421,270	1,421,270	0.77
Charles R Shanahan	3,637	18,185	18,185	0.01
Charlie Chong	60,000	300,000	300,000	0.16
Cherie Braxton	102	510	510	0.00
Cheryl Holt	969	4,845	4,845	0.00
Chitlada Naree	1,819	9,095	9,095	0.00
ChrisGna Wellington	1,819	9,095	9,095	0.00
Christopher PaDerson	102	510	510	0.00
Christopher Siddoway	31,411	157,055	157,055	0.09
Clinton Hall LLC	500,000	2,500,000	2,500,000	1.35
Colin Fullilove	2,728	13,640	13,640	0.01
Corey Sandberg	1,500,000	7,500,000	7,500,000	4.06
Cory McLean	15,705	78,527	78,527	0.04
Damith Tilanka Weerakoon	9,266	46,330	46,330	0.03
Dana Anderson	363,637	1,818,185	1,818,185	0.98
Daniel Bouquet De Grau	347,710	1,738,550	1,738,550	0.94
Darrin O'Leary	15,705	78,527	78,527	0.04
David Cooke	20,000	100,000	100,000	0.05
David Robert John Vincent	3,712	18,560	18,560	0.01
David Ulrich	130,879	654,395	654,395	0.35
Deborah Smith	1,819	9,095	9,095	0.00
DIEGO ANDRES ANTEZANA PIMENT	284,254	1,421,270	1,421,270	0.77
Diego OnGveros De Grau	817,320	4,086,600	4,086,600	2.21
Edge Mangement Group Inc	500,000	2,500,000	2,500,000	1.35
Edwin Jeh Shlan Chan	10,734	53,670	53,670	0.03
Eric MarGn	90,000	450,000	450,000	0.24
Evarista Ponce	20,000	100,000	100,000	0.05
Felix Castro	100	500	500	0.00
Franklin Dismuke	22,500	112,500	112,500	0.06
Greg Walsh	30,000	150,000	150,000	0.08
Gregory A Duncan	1,819	9,095	9,095	0.00
Henry Szu	10,000	50,000	50,000	0.03
Ian Rosen	15,705	78,527	78,527	0.04
Igor Mena	215,140	1,075,700	1,075,700	0.58
Ivan Joseph	48,637	243,185	243,185	0.13
J Rex HewiD	200,000	1,000,000	1,000,000	0.54
Janon Costley	5,161,209	25,806,045	25,806,045	13.97
Jay Kopischke	62,822	314,109	314,109	0.17
Jessica Stern	3,637	18,185	18,185	0.01
Jim Lockhart	357	1,785	1,785	0.00
Joe Milner	172,576	862,880	862,880	0.47
Joel Yanowitz	120,000	600,000	600,000	0.32
John DeBerry	59,091	295,455	295,455	0.16
Jonathan Wilds	51	255	255	0.00
Keith Hasledalen	16,235	81,173	81,173	0.04
Keith Haven	255	1,275	1,275	0.00
Kelly Jaedike	106,840	534,200	534,200	0.29
Kerry Dyke	73,920	369,600	369,600	0.20
Kevin Harrison	3,712	18,560	18,560	0.01
Kris J SchmiD	16,235	81,173	81,173	0.04
Kurt Carrington	21,500	107,500	107,500	0.06
Kyle Dolder	55,411	277,055	277,055	0.15
Linda Ng	100,000	500,000	500,000	0.27
Marcel Miller	172,727	863,635	863,635	0.47
Marisa De Grau Sanchez	817,320	4,086,600	4,086,600	2.21
Michael Cory & Winona Matsuda	50,000	250,000	250,000	0.14
Miguel Monroy Diaz	885,560	4,427,800	4,427,800	2.40
Mike Newcomb	172,727	863,635	863,635	0.47
Mike Orpwood	404,545	2,022,725	2,022,725	1.09
Monica Grant	102	510	510	0.00
NanneDe Davis	102	510	510	0.00
NEWC of Oregon LLC	500,000	2,500,000	2,500,000	1.35
Nigel Allan	3,000,000	15,000,000	15,000,000	8.12
Nuria Bouquet De Grau	817,320	4,086,600	4,086,600	2.21
Omar Alejandro Contreras Oseguer	322,710	1,613,550	1,613,550	0.87
Phil and Denise Touliatos	129,870	649,350	649,350	0.35
Phil Churchyard	563,638	2,818,190	2,818,190	1.53
Rashad Couples	51	255	255	0.00
RAUL REYES BARAJAS	661,500	3,307,500	3,307,500	1.79
Richard Ekstrand	78,527	392,636	392,636	0.21
Richard Khyam Vui Voom	10,000	50,000	50,000	0.03
Richard Yost	10,000	50,000	50,000	0.03
Robert Montgomery	104,546	522,730	522,730	0.28
Romain Thomas Perrot	16,235	81,175	81,175	0.04
Ronald Duncan Jr	1,819	9,095	9,095	0.00
Rosalie Duncan	1,819	9,095	9,095	0.00
Ryan Dolder	9,103,685	45,518,425	45,518,425	24.64
Sabores De La Historia	540,000	2,700,000	2,700,000	1.46
Sean Porter	1,500	7,500	7,500	0.00
STI Signature Spirits, Inc.	22,728	113,640	113,640	0.06
STI Spirits Trading USA LLC	220,000	1,100,000	1,100,000	0.60
Supang Panbue	20,000	100,000	100,000	0.05
Susan Orpwood	4,546	22,730	22,730	0.01
Tim Mathews	40,221	201,105	201,105	0.11
Tom Dolder	88,797	443,985	443,985	0.24
Treva Saunders	20,000	100,000	100,000	0.05
Valerie Blackman	1,819	9,095	9,095	0.00
Veandercross Ltd	760,000	3,800,000	3,800,000	2.06
Victor Hapka	31,411	157,055	157,055	0.09
WanGpa Charoenchit	2,728	13,640	13,640	0.01

Yasmine D Lawler	51	255	255	0.00

	36,947,500	184,737,501	184,737,501	100.00

SCHEDULE 2

TO THE MERGER AGREEMENT AND PLAN OF REORGANIZATION AMONG FRESH PROMISE

FOODS, INC., FPFI MERGER CORP., HUMAN BRANDS INTERNATIONAL, INC. AND THE

SELLING SHAREHOLDERS AS SET OUT IN THE

MERGER AGREEMENT AND PLAN OF REORGANIZATION

CERTIFICATE OF U.S. SHAREHOLDER

In connection with the issuance of common stock and common stock purchase warrants (hereinafter "Pubco Common Stock") of FRESH PROMISE FOODS, INC., a company incorporated pursuant to the laws of the State of Nevada (“Pubco”), to the undersigned, pursuant to that certain MERGER AGREEMENT AND PLAN OF REORGANIZATION dated September 20th, 2020 (the “Agreement”), among FRESH PROMISE FOODS, INC., a Nevada publicly traded corporation, FPFI MERGER CORP., a Nevada private corporation, HUMAN BRANDS INTERNATIONAL, INC., a Nevada corporation (“Priveco”) and the shareholders of Priveco as set out in the Agreement ( “Selling Shareholders”), the undersigned hereby agrees, acknowledges, represents and warrants that:

1.	Acquired Entirely for Own Account.

The undersigned represents and warrants that he, she or it is acquiring the Pubco Common Stock solely for the undersigned’s own account for investment and not with a view to or for sale or distribution of the Pubco Common Stock or any portion thereof and without any present intention of selling, offering to sell or otherwise disposing of or distributing the Pubco Common Stock or any portion thereof in any transaction other than a transaction complying with the registration requirements of the U.S. Securities Act of 1933, as amended (the "Securities Act"), and applicable state and provincial securities laws, or pursuant to an exemption therefrom. The undersigned also represents that the entire legal and beneficial interest of the Pubco Common Stock that he, she or it is acquiring is being acquired for, and will be held for, the undersigned’s account only, and neither in whole nor in part for any other person or entity.

2.	Information Concerning Pubco.

The undersigned acknowledges that he, she or it has received all such information as the undersigned deems necessary and appropriate to enable him, her or it to evaluate the financial risk inherent in making an investment in the Pubco Common Stock. The undersigned further acknowledges that he, she or it has received satisfactory and complete information concerning the business and financial condition of Pubco in response to all inquiries in respect thereof.

3.	Economic Risk and Suitability.

The undersigned represents and warrants as follows:

(a)	the undersigned realizes that the Pubco Common Stock involves a high degree of risk and are a speculative investment, and that he, she or it is able, without impairing the undersigned’s financial condition, to hold the Pubco Common Stock for an indefinite period of time;

(b)	the undersigned recognizes that there is no assurance of future profitable operations and that investment in Pubco involves substantial risks, and that the undersigned has taken full cognizance of and understands all of the risk factors related to the Pubco Common Stock;

(c)	the undersigned has carefully considered and has, to the extent the undersigned believes such discussion necessary, discussed with the undersigned’s professional legal, tax and financial advisors the suitability of an investment in Pubco for the particular tax and financial situation of the undersigned and that the undersigned and/or the undersigned’s advisors have determined that the Pubco Common Stock is a suitable investment for the undersigned;

(d)	the financial condition and investment of the undersigned are such that he, she or it is in a financial position to hold the Pubco Common Stock for an indefinite period of time and to bear the economic risk of, and withstand a complete loss of, the value of the Pubco Common Stock;

(e)	the undersigned alone, or with the assistance of professional advisors, has such knowledge and experience in financial and business matters that the undersigned is capable of evaluating the merits and risks of acquiring the Pubco Common Stock, or has a pre-existing personal or business relationship with Pubco or any of its officers, directors, or controlling persons of a duration and nature that enables the undersigned to be aware of the character, business acumen and general business and financial circumstances of Pubco or such other person;

(f)	if the undersigned is a partnership, trust, corporation or other entity: (1) it was not organized for the purpose of acquiring the Pubco Common Stock (or all of its equity owners are "accredited investors" as defined in Section 6 below); (2) it has the power and authority to execute this Certificate and the person executing said document on its behalf has the necessary power to do so; (3) its principal place of business and principal office are located within the state set forth in its address below; and (4) all of its trustees, partners and/ or shareholders, whichever the case may be, are bona fide residents of said state;

(g)	the undersigned understands that neither Pubco nor any of its officers or directors has any obligation to register the Pubco Common Stock under any federal or other applicable securities act or law;

(h)	the undersigned has relied solely upon the advice of his or her representatives, if any, and independent investigations made by the undersigned and/or his or her the undersigned representatives, if any, in making the decision to acquire the Pubco Common Stock and acknowledges that no representations or agreements other than those set forth in the MERGER AGREEMENT AND PLAN OF REORGANIZATION have been made to the undersigned in respect thereto;

(i)	all information which the undersigned has provided concerning the undersigned himself, herself or itself is correct and complete as of the date set forth below, and if there should be any material change in such information prior to the issuance of the Pubco Common Stock, he, she or it will immediately provide such information to Pubco;

(j)	the undersigned confirms that the undersigned has received no general solicitation or general advertisement and has attended no seminar or meeting (whose attendees have been invited by any general solicitation or general advertisement) and has received no advertisement in any newspaper, magazine, or similar media, broadcast on television or radio regarding acquiring the Pubco Common Stock; and

(k)	the undersigned is at least 21 years of age and is a citizen of the United States residing at the address indicated below.

4.	Restricted Securities.

The undersigned acknowledges that Pubco has hereby disclosed to the undersigned in writing:

(a)	the Pubco Common Stock that the undersigned is acquiring have not been registered under the Securities Act or the securities laws of any state of the United States, and such securities must be held indefinitely unless a transfer of them is subsequently registered under the Securities Act or an exemption from such registration is available; and

(b)	Pubco will make a notation in its records of the above described restrictions on transfer and of the legend described below.

5.	Legends.

The undersigned agrees that the Pubco Common Stock will bear the following legends:

“NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.”

6.	Understandings.

The undersigned understands, acknowledges and agrees that:

(a)	no federal or state agency has made any finding or determination as to the accuracy or adequacy of the Disclosure Documents or as to the fairness of the terms of this offering for investment nor any recommendation or endorsement of the Pubco Common Stock;

(b)	this offering is intended to be exempt from registration under the Securities Act by virtue of Section 4(a)(2) of the Securities Act, which is in part dependent upon the truth, completeness and accuracy of the statements made by the undersigned herein;

(c)	the Pubco Common Stock are "restricted securities" in the U.S. under the Securities Act. There can be no assurance that the undersigned will be able to sell or dispose of the Pubco Common Stock. It is understood that in order not to jeopardize this offering’s exempt status under Section 4(a)(2) of the Act, any transferee may, at a minimum, be required to fulfill the investor suitability requirements thereunder;

(d)	the representations, warranties and agreements of the undersigned contained herein and in any other writing delivered in connection with the transactions contemplated hereby shall be true and correct in all respects on and as of the date the Pubco Common Stock is acquired as if made on and as of such date; and

TO THE MERGER AGREEMENT AND PLAN OF REORGANIZATION AMONG FRESH PROMISE FOODS, INC., FPFI MERGER CORP., HUMAN BRANDS INTERNATIONAL, INC. AND THE SELLING SHAREHOLDERS AS SET OUT IN THE MERGER AGREEMENT AND PLAN OF REORGANIZATION

DIRECTORS AND OFFICERS OF PRIVECO

Ryan Dolder, President, Secretary, Treasurer, Director

Ryan Dolder, Chief Executive Officer

Janon Costley, Chief Operating Officer

SCHEDULE 5

TO THE MERGER AGREEMENT AND PLAN OF REORGANIZATION AMONG FRESH PROMISE

FOODS, INC., FPFI MERGER CORP., HUMAN BRANDS INTERNATIONAL, INC. AND THE

SELLING SHAREHOLDERS AS SET OUT IN THE

MERGER AGREEMENT AND PLAN OF REORGANIZATION

EMPLOYMENT AGREEMENTS BETWEEN PUBCO AND EXECUTIVES OF PRIVECO

THE EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), dated as of the 20th day of September, 2020, is entered by and between Fresh Promise Foods, Inc., a Nevada publicly traded corporation (the “Company”), located at 3416 Shadybrook Drive, Midwest City, OK 73110 and Janon Costley (the “Executive”) having an address at 1028 Girard St., NE Washington DC 20009. The Company and Executive may hereinafter be referred to individually as a “Party” or collectively as the “Parties”.

WITNESSETH:

WHEREAS, the Executive possesses substantial knowledge and experience in whatever; and

WHEREAS, the Company desires to procure the services of the Executive as its Chief Operating Officer and the Executive desires to provide such services to the Company, all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual premises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Executive agree as follows:

1.                     Employment. The Company agrees to employ the Executive as the Chief Operating Officer and the Executive accepts the employment, on the terms and conditions hereinafter set forth. During the Employment Term and any Renewal Terms, as those terms are hereinafter defined, the Executive shall devote her best efforts, knowledge and skill. The Executive will have the rights, duties and obligations customarily associated with the position of Chief Operating Officer of a comparably sized public company and will report directly to the President and Chief Executive Officer of the Company.

2.	Term of Employment; Renewals; Termination.

2.1 Term. The employment hereunder shall commence on the date hereof (the “Commencement Date”), and shall continue until the end of the Employment Term, unless sooner terminated pursuant to the terms of the Agreement. The “Employment Term” shall mean the period commencing on the Commencement Date and continuing until the 1st anniversary of the Commencement Date.

2.2 Contingent Renewal upon Expiration of Employment Term. Following the expiration of the Employment Term, the Company and the Executive shall review the terms of employment and the Company shall provide the Executive with not less than thirty (30) days’ notice of prior to the expiration of the Employment Term with the terms upon which the employment may be renewed or with a notice of non-renewal.

2.3 Termination For Cause. The employment of the Executive may be terminated by the Company at any time for Cause. For purposes of the Agreement, “Cause” is defined as (i) the occurrence of a breach of any material covenant contained in the Agreement by the Executive and the failure to cure such breach within thirty (30) days following Executive’s receipt of written notice with respect thereof; or (ii) Executive’s willful malfeasance, gross negligence or gross or willful misconduct in the performance of her duties hereunder after thirty (30) days prior written notice to the Executive specifying the basis of such neglect and the failure of the Executive to correct such neglect; or (iii) the Executive’s theft or embezzlement from the Company; or (iv) the Executive’s conviction of a felony under the laws of the United States or any state of the United States; or (v) a final order by the Securities and Exchange Commission pertaining to the Executive that could reasonably be expected to impair or impede the Executive from performing the functions and duties contemplated by the agreement.

2.4 Termination upon Death or Disability. The Agreement shall automatically terminate in the event of the Executive’s death or Permanent Disability. “Permanent Disability” is defined as physical or mental incapacity resulting in the absence from or inability to properly perform her duties hereunder (as determined by the Company) on a full time basis of the Executive for ninety (90) consecutive days, provided the Executive has met the requirements to receive benefits under any long term disability policy then maintained by the Company and applicable to the Executive. Returns to work for periods of less than one (1) week shall not toll the passing of the time required to establish Permanent Disability hereunder. In the event of termination due to death or Permanent Disability, the Company shall continue to pay the Executive’s Base Salary (defined below) for twelve (12) months following such termination, but the Executive shall be entitled to no other compensation or benefits.

2.5 Termination By Executive For Good Reason. The Executive may terminate the Agreement for either (A) a failure on the part of the Company to make timely payment of Executive’s Base Salary during the term of the Agreement; or (B) failure or refusal of a successor or assignee of the Company to assume and perform the Agreement; or (C) any breach by the Company of any of its undertakings in the Agreement; or (D) a material diminution by the Company during the term of the Agreement of Executive’s duties or responsibilities. Any of the foregoing causes are referred to in the Agreement as “Good Reason”.

2.6 Compensation upon Termination For Cause. In the event that the Executive’s employment is terminated for Cause pursuant to the terms of Section 2.3, the Company shall only be obligated to pay the Executive, or his legal representatives, as the case may be, any unpaid portion of his Base Salary at the rate herein provided, which would have been earned had the Executive remained in the employment of the Company until the effective date of such termination. If the Executive terminates his employment with the Company other than for Good Reason, the Executive will thereby forfeit all compensation, benefits and financial obligations owed by the Company under the Agreement, except that Base Salary will be paid through the date of termination of employment by the Executive without Good Reason.

2.7. Compensation upon Termination Without Cause or For Good Reason. In the event the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, then the Company shall continue to pay his Base Salary (defined below) and health insurance (provided he makes an appropriate COBRA election) for the remainder of the Employment Term or Renewal Term, as the case may be, in accordance with the Company’s then-current payroll practices, and a pro-rated portion of any discretionary bonus awarded to the Executive for the year in which Termination occurs, but the Executive shall be entitled to no other compensation or benefits. The Executive shall be entitled to a minimum of twelve (12) months Base Salary under the foregoing sentence.

3.	Compensation.

3.1 Base Salary. As compensation for the services to be rendered by the Executive hereunder, the Company shall pay the Executive at an annual base salary (the “Base Salary”) rate of $72,000 per year for the first year of employment. Beginning on the first anniversary of the date of the initial salary, compensation shall increase to $86,400 for year 2 and continuing on each anniversary of the increase date, Base Salary shall be increased by an amount no less than five percent (5%) times the Base Salary then in effect, plus any additional amount determined by the Company’s Board of Directors.

3.2 Bonus. The Executive shall be eligible for an annual bonus in the discretion of the Company’s Board of Directors. Any such bonus shall be payable in accordance with the Company’s standard policies and procedures.

3.3 Benefits. The Executive shall be eligible to participate in the Company’s current health insurance plan, when available, with family coverage, subject to the terms of that plan, on the same basis as the Company’s Executive Officers. The Executive shall be entitled to participate in the Company’s profit sharing and/or 401(k) plans, when available, consistent with that provided to other executives of the Company.

3.4 Vacation. The Executive shall be entitled to 2 (Two) weeks paid vacation time per year, which shall increase at the rate of one (1) per year annually, up to a maximum of eight (8) weeks per year. Accumulated but unused vacation time may be carried over from year to year.

3.5 Expenses. The Company shall reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Employment Term in the performance of his services. The Company shall pay such reimbursement within a reasonable time following the Executive’s submission of appropriate expense statements.

3.6 Equity Based Compensation. The Executive shall be entitled to participate in any equity based compensation plan, such as stock bonus or stock appreciation rights plans, as well as stock option plans, in which the Company’s executives participate, pro rata to their respective base compensation, in the event that the Company adopts any such plan.

4.	Change in Control.

4.1 Definition. As used herein, the term “Change in Control” shall mean (i) the change in the Executive’s direct reporting obligation to anyone other than the Company’s CEO, Chairman of the Board or Board of Directors; (ii) (A) the sale by the Company of all or substantially all of its assets to any individual, partnership, corporation, firm, trust, corporation or other entity (“Person”), (B) the consolidation of the Company with any Person, (C) the merger of the Company with any Person as a result of which merger the Company is not the surviving entity, or (D) the sale or transfer of shares of the Company by the Company and/or any one or more of its shareholders, in one or more related transactions, to one or more persons under circumstances whereby any Person shall own, after such sales and transfers, at least one-half of the shares of the Company having voting power for the election of directors.

4.2 Payment upon Change in Control. In the event that the Company undergoes a Change of Control during the Employment Term or any Renewal Term, the Company will pay the Executive an amount that, after subtracting therefrom the federal and state income and payroll withholding taxes that would be assessed thereon, would be equal to one (1) times her then current Base Salary, regardless of whether the Executive remains employed by the Company.

5.	Confidentiality; No Conflict; No Competition.

5.1. Confidential Information.

5.1.1. “Confidential Information”, as defined below, includes not only information disclosed by the Company to the Executive, but also information developed or learned by the Executive during the course of or as a result of employment by the Company which information shall be the property of the Company. Confidential Information includes all information that has or could have commercial value or other utility in the business in which the Company is engaged or contemplates engaging, and all information of which the unauthorized disclosure could be detrimental to the interests of the Company, whether or not such information is specifically labeled as Confidential Information by the Company. By way of example and without limitation, the Confidential Information of the Company includes confidential methods of operation and organization and prospective business relationships and business partners, except to the extent any such information is obtainable from sources outside of the Company without breaching any contractual or other obligations.

5.1.2. The Executive shall not, either during his employment by the Company or at any time after termination of such employment, for whatever reason, impart or disclose any of such Confidential Information to any person, firm or entity other than the Company, or use any of such Confidential Information, directly or indirectly, for his own benefit or for the benefit of any person, firm or entity other than the Company. The Executive hereby acknowledges that the items included within the definition of Confidential Information in the Confidentiality Agreement are valuable assets of the Company and that the Company has a legitimate business interest in protecting the Confidential Information.

5.2 No Conflict; Other Employment. During the term of the Agreement, the Executive shall not: (i) engage in any activity which conflicts with the performance of the Executive’s duties hereunder nor shall the Executive engage in any other business activity, whether or not such business activity is pursued for gain or profit, (a) if such outside business activities conflict with or materially interfere with the services required to be rendered to or on behalf of the Company; (b) breach any confidentiality obligations to the Company; or (c) deprive the Company of a business opportunity it otherwise may have exploited. The Executive is currently performing management services including serving as the COO, for the following companies and serving in these positions will not be a violation of the provision: Rogue Baron.

5.3 No Solicitations. Following the termination of the Executive’s employment for any reason but solely during the Employment Term and for a period of twelve (12) months following the cessation of the Executive’s employment with the Company for any reason, the Executive shall not solicit, directly or indirectly, for hiring or hire or in any other manner solicit or retain the services of, for Executive’s account or the account of any of Executive’s employers, any person who is at such time, or has been within one (1) year of such time, an executive of the Company and its affiliates unless that person was under contract with the Executive’s new employer prior to such employer retaining or hiring the Executive.

5.4 Corporate Opportunities. The Executive agrees that during his employment hereunder he will not knowingly take any action which might divert from the Company or any subsidiary or affiliate of the Company any opportunity which would be within the scope of any of the present business thereof.

5.5 Protection of Reputation. During the term of the Agreement and thereafter, the Executive and the Company each agree that neither will take any action which is intended, or would reasonably be expected, to harm the other’s reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity.

5.6 Company Property. The Executive agrees that all copies, whether on paper or a computer storage device, of all memoranda, notes, records, charts, formulae, specifications, lists and other documents made, compiled or received, held, or used, by the Executive while employed by the Company concerning any phase of the Company’s business, trade secrets or Confidential Information shall be the Company’s property and shall be delivered by the Executive to the Company on the termination of the Executive’s employment or at an earlier time on the request of the Company. The Company acknowledges and agrees that there may be memoranda, notes, records, charts, formulae, specifications, lists and other documents made, compiled or received, held, or used by the Executive prior to employment by the Company and that, at Executive’s request, copies of same shall be delivered by the Company to the Executive on termination of the Executive’s employment or at an earlier time on the request of the Executive. The Executive further covenants and agrees that he shall promptly disclose to the Company, and take all steps necessary to transfer to the Company all right, title and interest in, all products developed or other inventions, computer software and other intellectual property (the “Intellectual Property”) which he conceives or develops during the course of his employment, which are in any way related to the business of the Company, will affix appropriate legends and copyright notices indicating the Company’s ownership of all Intellectual Property and all underlying documentation, and will execute such further assignments and other documents as the Company considers necessary to vest, perfect, patent, maintain or defend the Company’s right, title and interest in the Intellectual Property.

5.7 Injunctive Relief. The Executive further recognizes and agrees that any material violation of her agreements in the Article 5 would cause such damage or injury to the Company as would be irreparable and the exact amount of damage would be impossible to ascertain; therefore the Executive agrees that notwithstanding anything to the contrary contained in the Agreement, the Company shall be entitled to seek injunctive relief from any court of competent jurisdiction restraining any further violation by the Executive of the Article 5. Such right to seek an injunction shall be cumulative and in addition to, and not in limitation of any other rights and remedies the Company may have in equity or at law.

5.8 Reasonableness. The Executive agrees that the provisions of the Article 5 are reasonable and necessary for the protection of the Company and that each provision herein set forth, including without limitation, the period of time, geographical area and types and scope of the restrictions on her activities specified therein, are intended to be and shall be divisible. If any provision of the Article 5 (including any sentence, clause or part thereof) shall be held contrary to law or invalid or unenforceable in any respect, the remaining provisions shall not be affected but shall remain in full force and effect and the invalid or unenforceable provisions shall be deemed modified and amended to the extent necessary to render same valid and enforceable.

6.                   Successors. The Agreement shall be binding upon and inure to the benefit of the Company and its respective successors and assigns by merger, consolidation, transfer of business and properties or otherwise, and shall inure to the benefit of the Executive and his heirs and legal representatives, provided, however, that the Executive may not assign her rights or obligations under the Agreement without the prior written consent of the Company.

7.	Miscellaneous.

7.1 Notices. All notices and other communications to be made hereunder shall be in writing and shall be deemed to have been given when the same are either: (i) personally delivered; (ii) mailed, registered or certified mail, first class postage prepaid return receipt requested; or (iii) delivered by a reputable private overnight courier service utilizing a written receipt or other written proof of delivery, to the applicable party at the address set forth above. Any party refusing delivery of a notice shall be charged with knowledge of its contents.

7.2 Definitions and Captions. All captions and headings of paragraphs, subparagraphs and sections are not part of the Agreement and shall not be used for the interpretation or determination of the validity of the Agreement or any provision hereof.

7.3 Names and Entities. The masculine gender shall include the neuter genders, and the word “person” shall include an individual, a corporation, a partnership, a limited partnership, a limited liability partnership, a limited liability company and a trust. Whenever the singular is used in the Agreement the same shall include the plural when required by the context and vice versa.

7.4 Severability. In the event any one or more of the provisions of the Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect other provisions hereof, and the Agreement shall be construed as if such invalid, illegal or unenforceable provision never had been contained herein.

7.5 Governing Law. The Agreement shall be construed in accordance with the laws of the State of Nevada.

7.6 Entire Agreement; Amendments. The Agreement contains the entire understanding and agreement of the parties hereto with respect to the matters contained herein, and may not be amended or supplemented at any time unless by writing, executed by each of the said parties. Any agreement or understanding, written or otherwise, prior to the effective date of the Agreement between the Executive and the Company relating to the employment of the Executive is hereby terminated and discharged.

7.7 Indemnification. The Company shall indemnify the Executive against all losses, claims, expenses, or other liabilities of any nature arising by reason of the fact that he (a) is or was an officer, employee, or agent of the Company, the Company or any of their subsidiaries or affiliates, or (b) while a director, officer, employee or agent of the Company, the Company or any of their subsidiaries or affiliates, is or was serving at the request of the Employer as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, trust, employee benefit plan or other entity, in each case to the fullest extent permitted under Nevada law. Without limiting the foregoing, the Executive shall be entitled to payment of reasonable costs and expenses including attorney’s fees in the defense of any action or proceeding arising out of his employment, subject to the provisions of the Nevada General Corporation Law.

7.8 Directors and Officers Liability Insurance. During the Employment Term, the Company shall maintain directors and officers’ liability insurance in an amount not less than Three Million Dollars ($3,000,000).

EMPLOYMENT AGREEMENTS BETWEEN PUBCO AND EXECUTIVES OF PRIVECO

THE EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), dated as of the 20th day of September, 2020, is entered by and between Fresh Promise Foods, Inc., a Nevada publicly traded corporation (the “Company”), located at 3416 Shadybrook Drive, Midwest City, OK 73110 and Ryan Dolder (the “Executive”) having an address at 6920 Clivdon Mews New Albany, OH 43054. The Company and Executive may hereinafter be referred to individually as a “Party” or collectively as the “Parties”.

WITNESSETH:

WHEREAS, the Executive possesses substantial knowledge and experience in whatever; and

WHEREAS, the Company desires to procure the services of the Executive as its Chief Financial Officer and the Executive desires to provide such services to the Company, all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual premises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Executive agree as follows:

1.                      Employment. The Company agrees to employ the Executive as the Chief Financial Officer and the Executive accepts the employment, on the terms and conditions hereinafter set forth. During the Employment Term and any Renewal Terms, as those terms are hereinafter defined, the Executive shall devote her best efforts, knowledge and skill. The Executive will have the rights, duties and obligations customarily associated with the position of Chief Financial Officer of a comparably sized public company and will report directly to the President and Chief Executive Officer of the Company.

2.	Term of Employment; Renewals; Termination.

2.1 Term. The employment hereunder shall commence on the date hereof (the “Commencement Date”), and shall continue until the end of the Employment Term, unless sooner terminated pursuant to the terms of the Agreement. The “Employment Term” shall mean the period commencing on the Commencement Date and continuing until the 1st anniversary of the Commencement Date.

2.2 Contingent Renewal upon Expiration of Employment Term. Following the expiration of the Employment Term, the Company and the Executive shall review the terms of employment and the Company shall provide the Executive with not less than thirty (30) days’ notice of prior to the expiration of the Employment Term with the terms upon which the employment may be renewed or with a notice of non-renewal.

2.3 Termination For Cause. The employment of the Executive may be terminated by the Company at any time for Cause. For purposes of the Agreement, “Cause” is defined as (i) the occurrence of a breach of any material covenant contained in the Agreement by the Executive and the failure to cure such breach within thirty (30) days following Executive’s receipt of written notice with respect thereof; or (ii) Executive’s willful malfeasance, gross negligence or gross or willful misconduct in the performance of her duties hereunder after thirty (30) days prior written notice to the Executive specifying the basis of such neglect and the failure of the Executive to correct such neglect; or (iii) the Executive’s theft or embezzlement from the Company; or (iv) the Executive’s conviction of a felony under the laws of the United States or any state of the United States; or (v) a final order by the Securities and Exchange Commission pertaining to the Executive that could reasonably be expected to impair or impede the Executive from performing the functions and duties contemplated by the agreement.

2.4 Termination upon Death or Disability. The Agreement shall automatically terminate in the event of the Executive’s death or Permanent Disability. “Permanent Disability” is defined as physical or mental incapacity resulting in the absence from or inability to properly perform her duties hereunder (as determined by the Company) on a full time basis of the Executive for ninety (90) consecutive days, provided the Executive has met the requirements to receive benefits under any long term disability policy then maintained by the Company and applicable to the Executive. Returns to work for periods of less than one (1) week shall not toll the passing of the time required to establish Permanent Disability hereunder. In the event of termination due to death or Permanent Disability, the Company shall continue to pay the Executive’s Base Salary (defined below) for twelve (12) months following such termination, but the Executive shall be entitled to no other compensation or benefits.

2.5 Termination By Executive For Good Reason. The Executive may terminate the Agreement for either (A) a failure on the part of the Company to make timely payment of Executive’s Base Salary during the term of the Agreement; or (B) failure or refusal of a successor or assignee of the Company to assume and perform the Agreement; or (C) any breach by the Company of any of its undertakings in the Agreement; or (D) a material diminution by the Company during the term of the Agreement of Executive’s duties or responsibilities. Any of the foregoing causes are referred to in the Agreement as “Good Reason”.

2.6 Compensation upon Termination For Cause. In the event that the Executive’s employment is terminated for Cause pursuant to the terms of Section 2.3, the Company shall only be obligated to pay the Executive, or his legal representatives, as the case may be, any unpaid portion of his Base Salary at the rate herein provided, which would have been earned had the Executive remained in the employment of the Company until the effective date of such termination. If the Executive terminates his employment with the Company other than for Good Reason, the Executive will thereby forfeit all compensation, benefits and financial obligations owed by the Company under the Agreement, except that Base Salary will be paid through the date of termination of employment by the Executive without Good Reason.

2.7. Compensation upon Termination Without Cause or For Good Reason. In the event the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, then the Company shall continue to pay his Base Salary (defined below) and health insurance (provided he makes an appropriate COBRA election) for the remainder of the Employment Term or Renewal Term, as the case may be, in accordance with the Company’s then-current payroll practices, and a pro-rated portion of any discretionary bonus awarded to the Executive for the year in which Termination occurs, but the Executive shall be entitled to no other compensation or benefits. The Executive shall be entitled to a minimum of twelve (12) months Base Salary under the foregoing sentence.

3.	Compensation.

3.1 Base Salary. As compensation for the services to be rendered by the Executive hereunder, the Company shall pay the Executive at an annual base salary (the “Base Salary”) rate of $72,000 per year for the first year of employment. Beginning on the first anniversary of the date of the initial salary, compensation shall increase to $86,400 for year 2 and continuing on each anniversary of the increase date, Base Salary shall be increased by an amount no less than five percent (5%) times the Base Salary then in effect, plus any additional amount determined by the Company’s Board of Directors.

3.2 Bonus. The Executive shall be eligible for an annual bonus in the discretion of the Company’s Board of Directors. Any such bonus shall be payable in accordance with the Company’s standard policies and procedures.

3.3 Benefits. The Executive shall be eligible to participate in the Company’s current health insurance plan, when available, with family coverage, subject to the terms of that plan, on the same basis as the Company’s Executive Officers. The Executive shall be entitled to participate in the Company’s profit sharing and/or 401(k) plans, when available, consistent with that provided to other executives of the Company.

3.4 Vacation. The Executive shall be entitled to 2 (Two) weeks paid vacation time per year, which shall increase at the rate of one (1) per year annually, up to a maximum of eight (8) weeks per year. Accumulated but unused vacation time may be carried over from year to year.

3.5 Expenses. The Company shall reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Employment Term in the performance of his services. The Company shall pay such reimbursement within a reasonable time following the Executive’s submission of appropriate expense statements.

3.6 Equity Based Compensation. The Executive shall be entitled to participate in any equity based compensation plan, such as stock bonus or stock appreciation rights plans, as well as stock option plans, in which the Company’s executives participate, pro rata to their respective base compensation, in the event that the Company adopts any such plan.

4.	Change in Control.

4.1 Definition. As used herein, the term “Change in Control” shall mean (i) the change in the Executive’s direct reporting obligation to anyone other than the Company’s CEO, Chairman of the Board or Board of Directors; (ii) (A) the sale by the Company of all or substantially all of its assets to any individual, partnership, corporation, firm, trust, corporation or other entity (“Person”), (B) the consolidation of the Company with any Person, (C) the merger of the Company with any Person as a result of which merger the Company is not the surviving entity, or (D) the sale or transfer of shares of the Company by the Company and/or any one or more of its shareholders, in one or more related transactions, to one or more persons under circumstances whereby any Person shall own, after such sales and transfers, at least one-half of the shares of the Company having voting power for the election of directors.

4.2 Payment upon Change in Control. In the event that the Company undergoes a Change of Control during the Employment Term or any Renewal Term, the Company will pay the Executive an amount that, after subtracting therefrom the federal and state income and payroll withholding taxes that would be assessed thereon, would be equal to one (1) times her then current Base Salary, regardless of whether the Executive remains employed by the Company.

5.	Confidentiality; No Conflict; No Competition.

5.1. Confidential Information.

5.1.1. “Confidential Information”, as defined below, includes not only information disclosed by the Company to the Executive, but also information developed or learned by the Executive during the course of or as a result of employment by the Company which information shall be the property of the Company. Confidential Information includes all information that has or could have commercial value or other utility in the business in which the Company is engaged or contemplates engaging, and all information of which the unauthorized disclosure could be detrimental to the interests of the Company, whether or not such information is specifically labeled as Confidential Information by the Company. By way of example and without limitation, the Confidential Information of the Company includes confidential methods of operation and organization and prospective business relationships and business partners, except to the extent any such information is obtainable from sources outside of the Company without breaching any contractual or other obligations.

5.1.2. The Executive shall not, either during his employment by the Company or at any time after termination of such employment, for whatever reason, impart or disclose any of such Confidential Information to any person, firm or entity other than the Company, or use any of such Confidential Information, directly or indirectly, for his own benefit or for the benefit of any person, firm or entity other than the Company. The Executive hereby acknowledges that the items included within the definition of Confidential Information in the Confidentiality Agreement are valuable assets of the Company and that the Company has a legitimate business interest in protecting the Confidential Information.

5.2 No Conflict; Other Employment. During the term of the Agreement, the Executive shall not: (i) engage in any activity which conflicts with the performance of the Executive’s duties hereunder nor shall the Executive engage in any other business activity, whether or not such business activity is pursued for gain or profit, (a) if such outside business activities conflict with or materially interfere with the services required to be rendered to or on behalf of the Company; (b) breach any confidentiality obligations to the Company; or (c) deprive the Company of a business opportunity it otherwise may have exploited. The Executive is currently performing management services including serving as the CEO, for the following companies and serving in these positions will not be a violation of the provision: Rogue Baron, LTD

5.3 No Solicitations. Following the termination of the Executive’s employment for any reason but solely during the Employment Term and for a period of twelve (12) months following the cessation of the Executive’s employment with the Company for any reason, the Executive shall not solicit, directly or indirectly, for hiring or hire or in any other manner solicit or retain the services of, for Executive’s account or the account of any of Executive’s employers, any person who is at such time, or has been within one (1) year of such time, an executive of the Company and its affiliates unless that person was under contract with the Executive’s new employer prior to such employer retaining or hiring the Executive.

5.4 Corporate Opportunities. The Executive agrees that during his employment hereunder he will not knowingly take any action which might divert from the Company or any subsidiary or affiliate of the Company any opportunity which would be within the scope of any of the present business thereof.

5.5 Protection of Reputation. During the term of the Agreement and thereafter, the Executive and the Company each agree that neither will take any action which is intended, or would reasonably be expected, to harm the other’s reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity.

5.6 Company Property. The Executive agrees that all copies, whether on paper or a computer storage device, of all memoranda, notes, records, charts, formulae, specifications, lists and other documents made, compiled or received, held, or used, by the Executive while employed by the Company concerning any phase of the Company’s business, trade secrets or Confidential Information shall be the Company’s property and shall be delivered by the Executive to the Company on the termination of the Executive’s employment or at an earlier time on the request of the Company. The Company acknowledges and agrees that there may be memoranda, notes, records, charts, formulae, specifications, lists and other documents made, compiled or received, held, or used by the Executive prior to employment by the Company and that, at Executive’s request, copies of same shall be delivered by the Company to the Executive on termination of the Executive’s employment or at an earlier time on the request of the Executive. The Executive further covenants and agrees that he shall promptly disclose to the Company, and take all steps necessary to transfer to the Company all right, title and interest in, all products developed or other inventions, computer software and other intellectual property (the “Intellectual Property”) which he conceives or develops during the course of his employment, which are in any way related to the business of the Company, will affix appropriate legends and copyright notices indicating the Company’s ownership of all Intellectual Property and all underlying documentation, and will execute such further assignments and other documents as the Company considers necessary to vest, perfect, patent, maintain or defend the Company’s right, title and interest in the Intellectual Property.

5.7 Injunctive Relief. The Executive further recognizes and agrees that any material violation of her agreements in the Article 5 would cause such damage or injury to the Company as would be irreparable and the exact amount of damage would be impossible to ascertain; therefore the Executive agrees that notwithstanding anything to the contrary contained in the Agreement, the Company shall be entitled to seek injunctive relief from any court of competent jurisdiction restraining any further violation by the Executive of the Article 5. Such right to seek an injunction shall be cumulative and in addition to, and not in limitation of, any other rights and remedies the Company may have in equity or at law.

5.8 Reasonableness. The Executive agrees that the provisions of the Article 5 are reasonable and necessary for the protection of the Company and that each provision herein set forth, including without limitation, the period of time, geographical area and types and scope of the restrictions on her activities specified therein, are intended to be and shall be divisible. If any provision of the Article 5 (including any sentence, clause or part thereof) shall be held contrary to law or invalid or unenforceable in any respect, the remaining provisions shall not be affected but shall remain in full force and effect and the invalid or unenforceable provisions shall be deemed modified and amended to the extent necessary to render same valid and enforceable.

6.                   Successors. The Agreement shall be binding upon and inure to the benefit of the Company and its respective successors and assigns by merger, consolidation, transfer of business and properties or otherwise, and shall inure to the benefit of the Executive and his heirs and legal representatives, provided, however, that the Executive may not assign her rights or obligations under the Agreement without the prior written consent of the Company.

7.	Miscellaneous.

7.1 Notices. All notices and other communications to be made hereunder shall be in writing and shall be deemed to have been given when the same are either: (i) personally delivered; (ii) mailed, registered or certified mail, first class postage prepaid return receipt requested; or (iii) delivered by a reputable private overnight courier service utilizing a written receipt or other written proof of delivery, to the applicable party at the address set forth above. Any party refusing delivery of a notice shall be charged with knowledge of its contents.

7.2 Definitions and Captions. All captions and headings of paragraphs, subparagraphs and sections are not part of the Agreement and shall not be used for the interpretation or determination of the validity of the Agreement or any provision hereof.

7.3 Names and Entities. The masculine gender shall include the neuter genders, and the word “person” shall include an individual, a corporation, a partnership, a limited partnership, a limited liability partnership, a limited liability company and a trust. Whenever the singular is used in the Agreement the same shall include the plural when required by the context and vice versa.

7.4 Severability. In the event any one or more of the provisions of the Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect other provisions hereof, and the Agreement shall be construed as if such invalid, illegal or unenforceable provision never had been contained herein.

SCHEDULE 6

TO THE MERGER AGREEMENT AND PLAN OF REORGANIZATION AMONG FRESH PROMISE

FOODS, INC., FPFI MERGER CORP., HUMAN BRANDS INTERNATIONAL, INC. AND THE

SELLING SHAREHOLDERS AS SET OUT IN THE

MERGER AGREEMENT AND PLAN OF REORGANIZATION

CONTROL BLOCK TRANSFER AGREEMENT

THIS CONTROL BLOCK TRANSFER AGREEMENT is made effective as of the 20th day of September, 2020

AMONG:

FRESH PROMISE FOODS, INC., a Nevada corporation with an address at 3416 Shadybrook Drive, Midwest City, OK 73110 (“Pubco”)

AND:

CLINTON HALL, LLC, the majority shareholder in Pubco (“Controlling Shareholder”)

AND:	RYAN DOLDER and JANON COSTLEY, the majority shareholders of Human Brands International, Inc. (“Selling Shareholders”)

WHEREAS:

G.	The Controlling Shareholder is the registered and beneficial owner of the 9,990,000 shares of Series A Preferred Stock in Pubco;

H.	Controlling Shareholder has agreed to transfer and assign 9,990,000 Series A Preferred shares (the “Shares”) as of the Closing Date of the Merger Agreement and Plan of Reorganization between FRESH PROMISE FOODS, INC. (“PUBCO”), FPFI MERGER CORP. (“MERGERSUB”) and Human Brands International, Inc. (“PRIVECO”) to the Selling Shareholders, Ryan Dolder and Janon Costley in order to consummate the reverse merger contemplated in the Merger Agreement and Plan of Reorganization (the “Transaction”); and

THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties covenant and agree as follows:

10.	REPRESENTATIONS AND WARRANTIES OF CONTROLLING SHAREHOLDER AND PUBCO

10.1.	Title and Authority of Controlling Shareholder. The Controlling Shareholder is and will be as of the Closing, the registered and beneficial owner of and will have good and marketable title to all of 9,990,000 Series A Preferred shares held by it and will hold such free and clear of all liens, charges and encumbrances whatsoever; and such shares of PUBCO Stock held by the Controlling Shareholder have been duly and validly issued and are fully paid and non-assessable. The Controlling Shareholder has due and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and to transfer the registered, legal and beneficial title and ownership of the 9,990,000 Series A Preferred shares of PUBCO Stock held by it.

10.2.	Payment of Notes. Pubco warrants that all 9,900,000 Series A Preferred Shares currently held in the name of Clinton Hall, LLC, issued on May 3, 2012 as Certificate No. 8. shall be held in escrow by Rich Billin, Esq. of Medord, Oregon, to be transferred to Janon Costley and Ryan

Dolder, upon satisfaction of the outstanding Clinton Hall, LLC notes owed by Pubco in the amount of $653,702.00 plus accrued interest by December 31, 2020.

11.	MISCELLANEOUS PROVISIONS

11.1.	Further Assurances. Each of the parties hereto will co-operate with the others and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement.

11.2.	Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

11.3.	Expenses. Each party will bear their own respective costs incurred in connection with the preparation, execution and performance of this Agreement and the Transaction contemplated hereby, including the legal fees, all fees and expenses of agents, representatives and accountants, and other costs incurred in connection with the preparation, execution and performance of this Agreement and the Transaction contemplated hereby.

11.4.	Entire Agreement. This Agreement, and the other documents in connection with this transaction contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto. Any preceding correspondence or offers are expressly superseded and terminated by this Agreement.

11.5.	Notices. All notices and other communications required or permitted under to this Agreement must be in writing and will be deemed given if sent by personal delivery, faxed with electronic confirmation of delivery, internationally-recognized express courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses (or at such other address for a party as will be specified by like notice) on the first page of the Merger Agreement and Plan of Reorganization.

11.6.	Headings. The headings contained in this Agreement are for convenience purposes only and will not affect in any way the meaning or interpretation of this Agreement.

11.7.	Benefits. This Agreement is and will only be construed as for the benefit of or enforceable by those persons party to this Agreement.

11.8.	Assignment. This Agreement may not be assigned (except by operation of law) by any party without the consent of the other parties.

11.9.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made and to be performed therein.

11.10.	Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.